Frequently Asked Questions about the
Expected Modified “Dutch Auction” Tender Offer

On September 30, 2013, Columbia Property Trust (“Columbia,” or the “Company”) filed a Schedule TO-C with the Securities and Exchange Commission (the “SEC”) announcing that the Company expects to commence a modified “Dutch Auction” tender offer (the “tender offer”) in conjunction with the Company’s expected listing of its shares of common stock on the New York Stock Exchange (“NYSE”) on or about October 10, 2013, under the ticker symbol “CXP.”

The details of the tender offer will be included in the offer to purchase, the letter of transmittal, and other related materials the Company intends to distribute to its shareholders and will file with the SEC upon commencement of the expected tender offer. Shareholders are urged to carefully read the offer to purchase, the letter of transmittal, and other related materials in their entirety when they become available, as they will contain important information, including the terms and conditions of the tender offer.

Please see “Important Information” later in this document.

For your convenience, the offer to purchase will include, among other important information, a summary term sheet. The summary term sheet will highlight certain material information in the offer to purchase but will not describe all of the details of the tender offer to the extent described elsewhere in the offer to purchase. You should carefully read the offer to purchase, the letter of transmittal, and other related materials in their entirety for a more complete description of the terms and conditions of the tender offer.

Q1.	What is a modified “Dutch Auction” tender offer?

Q2.	Why is Columbia considering a tender offer?

Q3.	When will the tender offer be available to shareholders?

Q4.	Do shareholders have to tender their shares, in whole or in part?

Q5.	How can shareholders tender some or all of their shares?

Q6.	What is the maximum number of shares Columbia will purchase in the tender offer?

Q7.	At what price will Columbia purchase shares in the tender offer?

Q8.	How long will the tender offer remain open?
Q9.    How will shareholders be notified of the tender offer’s commencement

Q1.	What is a modified “Dutch Auction” tender offer?

A1.
A modified “Dutch Auction” tender offer is an auction structure in which tendering shareholders specify, from within a given range, a price at which they are willing to tender all or a portion of their shares. Once all tenders are received, the purchase price for all tendered shares accepted for payment is the lowest price per share from among the specified offer range at which the shares have been tendered that will enable the Company to purchase the maximum number of shares, subject to the conditions of the tender offer.

Q2.	Why is Columbia considering a tender offer?

A2.
Columbia is likely to experience significant volatility in its share price in the days and weeks immediately following the expected listing, in part because it may take some time for an efficient market to develop for our shares as more institutional investors and buy-side analysts begin to evaluate the Company as an investment opportunity.

The expected tender offer will provide Columbia shareholders with an opportunity to tender their shares of common stock to Columbia for cash, as an alternative to selling their shares in the open market - where sales are subject to market volatility - and without incurring most brokers’ fees or commissions.

Q3.	When will the tender offer be available to shareholders?

A3.	The tender offer is expected to commence concurrently with Columbia’s expected listing on the NYSE on or about October 10, 2013.

Q4.	Do shareholders have to tender their shares, in whole or in part?

A4.
No. The expected tender offer has been contemplated to provide Columbia shareholders with an opportunity to tender their common shares to Columbia for cash, as an alternative to selling their common shares in the open market, where sales are subject to market volatility and additional fees. Shareholders may choose instead to sell some or all of their shares in the open market, to buy additional shares in the open market, or to continue holding some or all of their shares indefinitely.

Shareholders are encouraged to discuss the options that will be available for their shares after Columbia’s expected listing on the NYSE with their financial representatives, custodians, broker/dealers, or other source of professional financial advice.

Q5.	How can shareholders tender some or all of their shares?

A5.
The full details of the expected tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal, and other related materials, which the Company will distribute to shareholders and file with the SEC upon commencement of the tender offer. The results of the tender offer will be publicly announced promptly after the expiration of the tender offer, and shareholders will be paid promptly thereafter.

Q6.	What is the maximum number of shares Columbia will purchase in the tender offer?

A6.
Columbia expects to purchase up to a maximum of $300 million in value of its common shares of common stock. The Company expects to allow shareholders to tender all or a portion of their shares. In the event that the tender offer is oversubscribed, proration of tendered shares (following “odd lot” priority) will be calculated promptly after the expiration of the tender offer.

Q7.	At what price will Columbia purchase common shares in the tender offer?

A7.	The tender offer will be structured as a modified “Dutch Auction,” with the minimum price of $22.00 per share and the maximum price of $25.00 per share, in $0.50 increments, such as:

1.	$22.00

2.	$22.50

3.	$23.00

4.	$23.50

5.	$24.00

6.	$24.50

7.	$25.00

Columbia’s purchase price under the tender offer will be the lowest price per common share from within this range at which common shares have been properly tendered and not withdrawn, which will enable Columbia to purchase the maximum number of common shares having an aggregate purchase price not exceeding $300 million.

Q8.	How long will the tender offer remain open?

A8.	The tender offer will be open for a minimum of 20 business days from the commencement of the tender offer. No tenders will be accepted after the expiration of the tender offer.

Q9.	How will shareholders be notified of the tender offer’s commencement?

A9.
The tender offer materials, including the offer to purchase, the letter of transmittal, and other related materials, will be distributed to all shareholders and other applicable nominees and filed with the SEC upon commencement of the expected tender offer. Shareholders are urged to carefully read the offer to purchase, the letter of transmittal, and other related materials in their entirety when they become available, as they will contain important information, including the terms and conditions of the tender offer.

The offer to purchase will include, among other important information, a summary term sheet, which will highlight certain material information in the offer to purchase, including answers to questions shareholders may have about the terms and conditions of the tender offer. You should carefully read the offer to purchase, the letter of transmittal, and other related materials in their entirety for a more complete description of the terms and conditions of the tender offer.

Shareholders will be able to obtain free copies of these materials on the SEC’s website at http://www.sec.gov or by contacting the information agent for the contemplated offer, Georgeson, Inc., at 877-278-9670 (toll-free),or via email to columbiapropertytrust@georgeson.com.

In addition, shareholders will be able to obtain free copies of the Company’s filings with the SEC from the Company’s website at http://www.columbiapropertytrust.com or by directing a request to Columbia Shareholder Services at 855-347-0042 (toll-free) or via email to shareholders@columbiapropertytrust.com.

Important Information
This document is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any securities of the Company. The tender offer will be made only pursuant to an offer to purchase, letter of transmittal, and related materials that the Company intends to distribute to its shareholders and file with the SEC. The full details of the expected tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal, and other related materials, which the Company will distribute to shareholders and file with the SEC upon commencement of the expected tender offer. If the tender offer is commenced as expected, shareholders will be urged to carefully read the offer to purchase, the letter of transmittal, and other related materials when they become available, as they will contain important information, including the terms and conditions of the tender offer. If the tender offer is commenced as expected, shareholders will be able to obtain free copies of the offer to purchase, the letter of transmittal, and other related materials that the Company will file with the SEC on the SEC’s website at http://www.sec.gov or by contacting the information agent for the contemplated offer, Georgeson, Inc., at 877-278-9670 (toll-free) or via email to columbiapropertytrust@georgeson.com. In addition, shareholders will be able to obtain free copies of the Company’s filings with the SEC from the Company’s website at http://www.columbiapropertytrust.com or by directing a request to Columbia Shareholder Services, c/o DST Systems, Inc., P.O. Box 219453, Kansas City, MO 64121-9453, or by phone at 855-347-0042 (toll-free).

Forward-Looking Statements
This document contains forward-looking statements, which can generally be identified by our use of words such as “may,” “will,” “could,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “expect,” or other similar words. Factors that could cause actual results to vary materially from those expressed in forward-looking statements include changes in real estate conditions and in the capital markets, which could impact the timing of the expected listing and the timing and likelihood of an expected tender offer, as well as the risk factors included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, Form 10-Q for the fiscal quarters ended March 31, 2013, and June 30, 2013, and other documents of the Company on file with or furnished to the SEC.